EXHIBIT 99.12

FIFTH AMENDMENT

TO THE

COOPER TIRE & RUBBER COMPANY

PRE-TAX SAVINGS PLAN (TEXARKANA)

(as amended and restated effective as of January 1, 2015)

Pursuant to the power of amendment reserved to Cooper Tire & Rubber Company (the “Company”) under the terms of Section 10.1 of the Cooper Tire & Rubber Company Pre-Tax Savings Plan (Texarkana) (as amended and restated effective as of January 1, 2015) (the “Plan”), the Plan is amended as provided herein.

(1)        Effective January 1, 2022, new paragraph D. is added at the end of the Introduction to read as follows:

“D.     Plan Sponsor. The plan sponsor of the Plan (“Plan Sponsor”) is Cooper Tire & Rubber Company. Upon the conversion of Cooper Tire & Rubber Company to a Delaware limited liability company on or about November 24, 2022, the name of the Plan Sponsor shall be “Cooper Tire & Rubber Company LLC.” If at any time, Cooper Tire & Rubber Company LLC ceases to exist as a legal entity, the Plan Sponsor shall be The Goodyear Tire & Rubber Company. Upon any such change in Plan Sponsor, the Plan provisions affecting governance shall be interpreted such that prior references to Cooper Tire & Rubber Company shall mean The Goodyear Tire & Rubber Company. Such provisions include, but are not limited to, the Plan definitions of Board of Directors, Committee, Controlled Group, Employer, Named Fiduciary and Plan Administrator.”

(2)        Effective January 1, 2022, Section 1.10 of the Plan is amended and restated in its entirety to read as follows:

“1.10 Board of Directors means the Board of Directors of the Plan Sponsor as the same may be constituted from time to time.”

(3)        Effective January 1, 2022, Section 1.15 of the Plan is amended and restated in its entirety to read as follows:

“1.15 Committee means the Administrative Committee (previously known as the Cooper Tire & Rubber Company Benefit Plans Administrative Committee), or any successor committee appointed by the Plan Sponsor, or its delegate. Any reference to the former Cooper Tire & Rubber Company Benefit Plans Administrative Committee herein shall be deemed to be a reference to the Administrative Committee.”

(4)        Effective June 7, 2021, Section 1.20 of the Plan is amended and restated in its entirety to read as follows:

“1.20 Company Stock means common stock of The Goodyear Tire & Rubber. Prior to June 7, 2021, “Company Stock” meant any security issued by Cooper Tire & Rubber Company which meets the requirements of Code Section 409(1) and ERISA Section 407(d)(5) and is referred to herein as “Cooper Tire Securities”.”

(5)     Effective February 24, 2023, Section 1.21 of the Plan is amended and restated in its entirety to read as follows:

“1.21 Company Stock Fund means the Investment Fund established in accordance with the provisions of Section 5.4.”

(6)     Effective January 1, 2023, the first sentence of Section 1.37 of the Plan is amended and restated in its entirety to read as follows:

“1.37 Employer means The Goodyear Tire & Rubber Company; provided that before January 1, 2023, references to Employer meant Cooper Tire & Rubber Company.”

(7)     Effective January 1, 2022, Section 1.49 of the Plan is amended and restated in its entirety to read as follows:

“1.49 Insurer means the insurance company or companies named by (i) the Plan Sponsor or (ii) the Trustee in its discretion or as directed under the Trust Agreement.”

(8)    Effective January 1, 2022, Section 1.58 of the Plan is amended and restated in its entirety to read as follows:

“1.58 Named Fiduciary means each of the Administrative Committee and the Investment Committee, as established on November 17, 2021, or any successor to one or both of such committees appointed by the Plan Sponsor, or its delegate.”

(9)    Effective January 1, 2022, Section 1.72 of the Plan is amended and restated in its entirety to read as follows:

“1.72 Plan Administrator means the Plan Sponsor.”

(10)    Effective January 1, 2020, Section 1.84 of the Plan is amended and restated to read as follows:

“1.84 Required Beginning Date means, for a Participant who is a 5-percent Owner, April 1 of the calendar year following the calendar year in which he attains age 70-1⁄2. Required Beginning Date means, for any Participant who is not a 5-percent Owner, April 1 of the calendar year following the later of:

(a)        the calendar year in which he attains age 70-1⁄2 for Participants who attain age 70-1⁄2 prior to January 1, 2020; or the calendar year in which he attains age 72 for Participants who attain age 70-1⁄2 on or after January 1, 2020; and

(b)         the calendar year in which the Participant terminates employment.

(11)    Effective January 1, 2022, the first sentence of Section 1.92 of the Plan shall be amended and restated in its entirety to read as follows:

“1.92 Trust Agreement means an agreement or agreements of trust established for the purpose of holding and distributing the Trust Fund under the provisions of the Plan.”

(12)    Effective February 10, 2023, new Section 1.98 of the Plan is added at the end of Article 1 to read as follows:

“1.98 Independent Fiduciary means a fiduciary appointed pursuant to Section 11.l(c)(i) on behalf of the Company as Named Fiduciary and Plan Administrator to be the sole investment manager and Named Fiduciary of the Company Stock Fund.”

(13)    Effective January 1, 2022, new Section 1.99 of the Plan is added at the end of Article 1 to read as follows:

“1.99 Investment Committee means the Investment Committee (previously known as the Cooper Tire & Rubber Company Benefit Plans Administrative Committee), or any successor committee appointed by the Plan Sponsor, or its delegate.

(14)    Effective February 10, 2023, Article 5 of the Plan is amended and restated in its entirety to read as follows:

“ARTICLE 5

INVESTMENTS

5.1         Investment of Contributions

(a)    The handling of Contributions and Plan assets is governed by the provisions of the Trust Agreement and any other relevant document, such as an Annuity Contract (for the purposes of this paragraph alone, the Trust Agreement and such other documents will each be referred to as a “document” or collectively as the “documents”), duly entered into by or with regard to the Plan that governs such matters. To the extent permitted by the documents, the parties named below shall direct the Contributions for investment in any of the investment options available to the Plan under or through the documents, and may request the transfer of amounts resulting from those Contributions between such investment options.

(b)        The Participant shall direct the investment of all Elective Deferral Contributions, Company Contributions, Restricted Access Company Contributions and Rollover Contributions, and the transfer of amounts resulting from those Contributions.

(i)        If a Participant has provided investment direction for all or certain specific Contributions made to his Account, such Contributions shall be invested in accordance with such direction to the extent possible. If an investment option selected by the Participant in that investment direction is no longer available and a new investment option is not selected by the Participant (in lieu of the one that is no longer available) by the deadline set by a fiduciary of the Plan (or by the date the investment option is no longer available), all amounts currently held in the investment option that is no longer available and future Contributions directed to such investment option by the Participant (and made after such deadline or date) shall be invested in the appropriate default investment option.

(ii)        To the extent that a Participant who has the ability to provide Investment direction (either on an ongoing basis or in response to a notice from a fiduciary of the Plan) fails to give timely investment direction, the amount in the Participant’s Account for which no investment direction is received shall be invested in the appropriate default investment option.

(iii)        A Participant may not direct the investment of all or any portion of his Account in collectibles. Collectibles mean any work of art, rug or antique, metal or gem, stamp or coin, alcoholic beverage, or other tangible personal property specified by the Secretary of the Treasury. However, certain coins and bullion as provided in Code Section 408(m)(3) shall not be considered collectibles.

5.2             Company Stock Fund.

The Plan no longer maintains an ESOP component and no portion of any Participant’s Account is intended to primarily be invested in Company Stock, or prior to June 7, 2021, Cooper Tire Securities. Amounts previously invested in the Company Stock Fund, or prior to June 7, 2021, the Cooper Tire Securities Fund, shall remain invested in the Company Stock Fund until transferred to another investment option by the Participant’s direction in accordance with Section 5.1. Even though the Plan no longer maintains an ESOP component, the provisions below continue to govern the portion of a Participant’s Account invested in Company Stock:

(a)     As provided in Section 7.3, a Participant may elect to receive a distribution in kind of any portion of the Participant’s Account held in the Company Stock Fund.

(b)     The portion of the Participant’s Account held in the Company Stock Fund shall be distributed in accordance with Article 6, but no later than the date required under Code Section 409(0).

(c)     The portion of the Participant’s Account held in the Company Stock Fund shall be subject to diversification through the Participant’s investment direction authority under Section 5.1.

5.3         Election to Transfer Interest to and from Company Stock Fund.

Any Participant who has attained age 52 and who has an interest in the Company Stock Fund attributable to Matching Employer Contributions, any Participant who has a vested interest in the Company Stock Fund attributable to Matching Employer Contributions, or a Beneficiary with respect to any such Participant, may elect at any time to transfer all or a portion of such interest or vested interest, as applicable, to another Investment Fund. The Participant election or Beneficiary election must specify a dollar amount that is to be transferred, each Investment Fund to which a transfer is to be made, and the total amount to be transferred to each such Investment Fund. Any such transfer election must be made in the manner and form and at the time prescribed by the Company. Provided further, however, that any transfer of all or a portion of the Company Contribution sub-account transferred into the Company Stock Fund is limited so that immediately following the transfer, the Company Stock Fund does not hold more than 10% of any Participant’s Company Contributions sub-account.

5.4         Company Stock Fund and Suspense Fund.

The Company shall direct the establishment and maintenance of a Company Stock Fund to which shall be allocated Elective Deferral Contributions, Company Contributions, Rollover Contributions and Restricted Access Company Contributions made by or on behalf of a Participant that such Participant elects to have allocated to the Company Stock Fund. The assets of the Company Stock Fund shall be invested by the Trustee exclusively in Company Stock. A portion of the assets of the Company Stock Fund (3% to 6%) may, at the direction of the Independent Fiduciary, be invested in cash or interest-bearing common, commingled, group, or collective trust funds maintained by the Trustee exclusively for the short-term investment of assets of tax qualified benefit plans to facilitate daily operations, including transfers from the Company Stock Fund and cash withdrawals requested by participants. The Trustee may purchase shares of Company Stock on the open market through a national securities exchange or in the over-the-counter market through a broker-dealer which is a member of the National Association of Securities Dealers. In addition, the Trustee may purchase shares of Company Stock from the Company in accordance with the requirements of Section 408 of the Act. The Company Stock Fund shall be held and administered as a separate Investment Fund. The interest of each Participant, Former Participant, or Beneficiary under the Plan in the Company Stock Fund shall be an undivided interest.

The provisions of this paragraph shall apply to any investment in the Company Stock Fund as long as the Company Stock is publicly traded or treated as publicly traded under Section 401(a)(35) of the Code. Notwithstanding any other provision of the Plan to the contrary, a Participant whose accounts are invested, to any extent, in the Company Stock Fund shall be permitted to divest such investment and re-invest such accounts in other Investment Funds provided under the Plan. The Plan shall offer at least three Investment Fund options as alternatives to the Company Stock Fund. Each such alternative Investment Fund shall be diversified and shall have materially different risk and return characteristics. The Company shall notify each eligible Participant of his diversification rights no later than 30 days prior to the date he is first eligible to divest his investment in the Company Stock Fund, which shall describe the importance of diversifying the investment of retirement assets. The Plan shall not be treated as meeting the requirements of this paragraph if the Plan imposes any restrictions or conditions on investment in the Company Stock Fund that do not also apply to investment in the other Investment Funds.

The Company Stock Fund is intended to afford participants at all times an opportunity to invest in the Company, and therefore the Company Stock Fund is an integral part of the design structure of the Plan and shall be maintained as a feature of the Plan. Except for cash or other short-term investments necessary, as determined by the Independent Fiduciary to facilitate daily operations, including transfers from the Company Stock Fund and cash withdrawals requested by participants, the Company Stock Fund will be invested exclusively in Company Stock without regard to the diversification of assets.

5.5         Independent Fiduciary.

(a)        The Independent Fiduciary will have the exclusive authority, responsibility and control with respect to the management and disposition of the Company Stock Fund, and shall have no authority, responsibility or control with respect to the administration of the Plan or the management of any Investment Fund other than the Company Stock Fund. The Independent Fiduciary will at all times have the exclusive fiduciary authority and responsibility, in its sole discretion, to determine whether continuing the Company Stock Fund as an investment option in accordance with the terms of the Plan is prudent under ERISA (either with respect to continuing to permit new investment in the Company Stock Fund, continuing to hold Company Stock, or both). The Independent Fiduciary shall, to the fullest extent permitted by ERISA, take into account, among other factors, the design of the Plan regarding the Company Stock Fund (including but not limited to Section 5.4), the availability of other investment options under the Plan, and the ability of Plan participants to construct a diversified portfolio of investments consistent with their individual desired level of risk and return. In exercising its authority and responsibility, to exercise the following powers with respect to the Company Stock Fund, subject to Section 5.5(b):

(i)        to restrict the investment of new participant or employer contributions in the Company Stock Fund;

(ii)        to restrict the transfer of participant account balances into the Company Stock Fund;

(iii)        in connection with a determination that holding Company Stock is no longer prudent under ERISA, to eliminate the Company Stock Fund as an investment option under the Plan and to sell or otherwise dispose of all of the Company Stock held in the Company Stock Fund;

(iv)     to restrict the transfer of participant account balances out of the Company Stock Fund during any period in which the Independent Fiduciary is directing the sale or other disposition of the Company Stock in the Company Stock Fund;

(v)     to designate an alternative investment fund available under the Plan for the temporary investment of any proceeds from any sale or other disposition of Company Stock pending participant directions to the trustee of the Plan with respect to the investment of such proceeds;

(vi)        to manage the liquidity needs of the Company Stock Fund; and

(vii)        to instruct the Trustee with respect to the foregoing matters.

(b)        In exercising the powers set forth in Section 5.5(a), the Independent Fiduciary will take into account the purpose of the Company Stock Fund set forth in Section 5.4 to the fullest extent permitted by ERISA. It is the Company’s intent and expectation that the Independent Fiduciary will maintain the Company Stock Fund as an integral part of the design structure of the Plan, as determined by the Company in its capacity as settlor. It is therefore the intent of the Company as settlor that the Company Stock Fund shall be maintained as a feature of the Plan in accordance with Section 5.4 to the maximum extent consistent with applicable law. The exercise of any powers granted to the Independent Fiduciary pursuant to the Plan shall not require any further amendment of the Plan prior to the initiation of the exercise of any such duty.

(c)        The Independent Fiduciary may communicate with Participants from time to time concerning investment in the Company Stock Fund to the extent the Independent Fiduciary reasonably determines necessary or desirable in the discharge of the Independent Fiduciary’s authority and responsibility under the Plan. In addition, the Independent Fiduciary shall have the authority to instruct the Trustee with respect to the matters set forth in Section 5.5(a).

(d) Neither the Company nor the Investment Committee will have any authority to direct the Trustee with respect to the powers set forth in (a) above, which will be subject at all times to the sole authority, responsibility and control of the Independent Fiduciary in accordance with the terms of this Section S.S. The Investment Committee shall have the exclusive power and duty to monitor the Independent Fiduciary to assure that it continues to have the qualifications, capacity and personnel to discharge its obligations under the Plan. The Independent Fiduciary may be removed or replaced by the Investment Committee.

5.6             Voting Company Stock.

All voting rights on Company Stock held in the Company Stock Fund shall be exercised by the Trustee only as directed by Participants, Inactive Participants, and Beneficiaries acting in their capacity as “Named Fiduciaries” (as defined in Section 402 of the Act). At least 30 days prior to each annual or special meeting of its shareholders, the Company shall cause to be sent to each Participant, and to each Inactive Participant and Beneficiary, a copy of the proxy solicitation material therefore, together with a form requesting that each such Participant, Inactive Participant, or Beneficiary give to the Trustee or proxy solicitation and tabulation agent his confidential instructions with respect to the manner in which his proportionate interest in the Company Stock held in the Company Stock Fund shall be voted by the Trustee. The materials furnished to Participants, Inactive Participants, and Beneficiaries shall include a notice from the Trustee that the Trustee will not vote any Company Stock with respect to which timely instructions are not received by the Trustee. Upon timely receipt of such instructions, the Trustee (after combining votes of fractional shares to give effect to the greatest extent to the instructions received) shall vote the Company Stock as instructed. If voting instructions with respect to any Company Stock are not timely received by the Trustee for a particular shareholder’s meeting, such Company Stock shall not be voted. Instructions received from individual Participants, Inactive Participants, and Beneficiaries by the Trustee shall be held in the strictest confidence and shall not be divulged or released to any person, including officers or employees of the Company.”

(15)     Effective January 1, 2023, Section 6.3(a) is amended by the deletion of the second paragraph regarding distributions of Restricted Access Company Contributions equal to or in excess of $10,000 in its entirety.

(16)     Effective January 1, 2023, Section 7.1 of the Plan is amended and restated in its entirety to read as follows:

“Application. The provisions of this Article shall apply to the Participant’s Vested Account resulting from Contributions, including Restricted Access Company Contributions.”

(17)     Effective January 1, 2023, Article 8 of the Plan - Forms of Payment - Restricted Access Company Contributions is hereby deleted in its entirety.

(18)    Effective January 1, 2020, Sections 9.2(b)(ii)(A) and 9.2(b)(ii)(B) of the Plan are amended and restated in their entirety to read as follows:

“(A)   If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 72, if later, except to the extent that an election is made to receive distributions in accordance with the 10-year rule under (e) below. Under the 10-year rule, the Participant’s entire interest will be distributed to the Designated Beneficiary by December 31 of the calendar year containing the tenth anniversary of the Participant’s death.

(B)   lfthe Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, distributions to the Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, except to the extent that an election is made to receive distributions in accordance with the 10-year rule under (e) below. Under the 10-year rule, the Participant’s entire interest will be distributed to the Designated Beneficiary by December 31 of the calendar year containing the tenth anniversary of the Participant’s death.”

(19)    Effective January 1, 2020, Section 9.2(d)(ii)(A) of the Plan is amended and restated in its entirety to read as follows:

“(A)   Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as provided in (d)(i) above, except to the extent that an election is made to receive distributions in accordance with the 10-year rule under (e) below. Under the 10-year rule, the Participant’s entire interest will be distributed to the Designated Beneficiary by December 31 of the calendar year containing the tenth anniversary of the Participant’s death.”

(20)    Effective January 1, 2020, Section 9.2(e) of the Plan is amended and restated in its entirety to read as follows:

“(e)   Election of 10-year Rule. Participants or Beneficiaries may elect on an individual basis whether the 10-year rule in (b)(ii) and (d)(ii) above applies to distributions after the death of a Participant who has a Designated Beneficiary. The election must be made no later than the earlier of September 30 of the calendar year in which the distribution would be required to begin under (b)(ii) above if no such election is made, or by September 30 of the calendar year which contains the tenth anniversary of the Participant’s (or, if applicable, surviving spouse’s) death.”

(21)     Effective January 1, 2020, new Section 9.3 of the Plan is added at the end of Article 9 to read as follows:

“9.3    Waiver of Required Minimum Distributions in 2020

Notwithstanding anything in the Plan to the contrary, a Participant or designated beneficiary who would have been required to receive a required minimum distribution for 2020 but for the enactment of Code Section 401(a)(9)(1) will not receive those distributions for 2020 unless the Participant or designated beneficiary chooses to receive such distributions. For purposes of this Article 9, 2020 will not be counted when determining the fifth anniversary of the Participant’s death. Any required minimum distribution received for the 2020 calendar year may be rolled over to an Eligible Retirement Plan within the time period permitted by law.”

(22)     Effective January 1, 2022, Sections 11.l(a) and (b) ofthe Plan are hereby amended and restated in their entirety to read as follows:

“(a)   The Plan shall be administered by the Plan Sponsor and some functions of the Plan Sponsor may be delegated to the Administrative Committee. The Board shall establish the Administrative Committee and designate three members of the Administrative Committee as identified by their title.

(b)   In performing its administrative functions, the Administrative Committee shall act pursuant to authority delegated by the Plan Sponsor pursuant to the Administrative Committee Charter.”

(23)     Section 11.l(c)(i) of the Plan is amended by the addition of the end thereof:

“The Company, by action of its Board of Directors, may appoint additional named fiduciaries of the Plan, including the Independent Fiduciary.”

(24)     Effective January 1, 2022, Section 11.5 of the Plan is hereby amended by changing references to the “Committee” to the “Administrative Committee.”

IN WITNESS WHEREOF, this Fifth Amendment to the Plan is to be executed this 16th day of November, 2022, but unless provided otherwise is effective as of January 1, 2022.

COOPER TIRE & RUBBER COMPANY

By:	/s/ Christina L. Zamarro

Title:	Vice President & Treasurer